Exhibit 99.01

FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Colleen Lacter	Helyn Corcos
Symantec Corp.	Symantec Corp.
650-527-7611	650-527-5523
colleen_lacter@symantec.com	hcorcos@symantec.com

SYMANTEC ANNOUNCES DEPARTURE OF ACTING CFO AND CAO

MOUNTAIN VIEW, Calif. – December 20, 2013 – Symantec Corp. (Nasdaq: SYMC) today announced that it has appointed Don Rath, vice president of global tax, as interim CFO and CAO effective January 2, 2014. He assumes this role following the departure of Andrew ‘Drew’ Del Matto, Symantec’s current acting CFO and CAO, who will leave the company on December 31 to become CFO of Fortinet.

Rath joined Symantec in August 2012 and previously held senior tax and finance roles with Synopsys, Chiron and Veritas. A CPA in California, he practiced for nine years with Ernst & Young LLP. Rath holds a B.A. from Yale University, an M.B.A. from the University of California Haas School of Business and an M.S. Taxation from Golden Gate University in San Francisco.

“Drew was a great asset at Symantec during the nine years he was with us, we appreciate his many contributions and wish him every success in his new position,” said Steve Bennett, president and chief executive officer.

“We’ve made substantial progress in the search for our permanent CFO, which we launched in October, and have identified several promising individuals from among the pool of candidates. We anticipate that we will announce this appointment in the next 30 to 60 days. Our appointment of Don as interim CFO and CAO shows the depth of Symantec’s management team.” Bennett said.

# # #

About Symantec

Symantec protects the world’s information, and is the global leader in security, backup and availability solutions. Our innovative products and services protect people and information in any environment – from the smallest mobile device, to the enterprise data center, to cloud-based systems. Our industry-leading expertise in protecting data, identities and interactions gives our customers’ confidence in a connected world. More information is available at www.symantec.com or by connecting with Symantec at: go.symantec.com/socialmedia.

###

NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news. All prices noted are in U.S. dollars and are valid only in the United States.

Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.